UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Profound Medical Corp.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

74319B502

(CUSIP Number)

December 31, 2020

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74319B502	13G	Page 2 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Genesys Ventures II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 609,483
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 609,483

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 609,483
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.11%(1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 common shares of Profound Medical Corp. (the “Common Shares”) outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the United States Securities and Exchange Commission (the “Commission”) on November 5, 2020.

CUSIP No. 74319B502	13G	Page 3 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Genesys General Partner LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 609,483(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 609,483(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 609,483(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.11%(2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1) Includes 609,483 Common Shares held directly by Genesys Ventures II LP. Genesys General Partner LP is the general partner of Genesys Ventures II LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 4 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Genesys General Partner Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 609,483(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 609,483(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 609,483(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.11%(2)
12.	TYPE OF REPORTING PERSON (see instructions) CO

(1) Includes 609,483 Common Shares held directly by Genesys Ventures II LP. Genesys General Partner Inc. is the general partner of Genesys General Partner LP. Genesys General Partner LP is in turn the general partner of Genesys Ventures II LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 5 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Genesys Capital Management Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 609,483(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 609,483(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 609,483(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.11%(2)
12.	TYPE OF REPORTING PERSON (see instructions) CO

(1) Includes 609,483 Common Shares held directly by Genesys Ventures II LP. Genesys Capital Management Inc. is the sole shareholder of Genesys General Partner Inc. Genesys General Partner Inc. is in turn the general partner of Genesys General Partner LP. Genesys General Partner LP is in turn the general partner of Genesys Ventures II LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 6 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Genesys Ventures III LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 422,727
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 422,727

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 422,727
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.15%(1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

 (1) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 7 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Genesys General Partner (Fund III) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 422,727(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 422,727(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 422,727(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.15%(2)
12.	TYPE OF REPORTING PERSON (see instructions) PN

 (1) Includes 422,727 Common Shares held directly by Genesys Ventures III LP. Genesys General Partner (Fund III) LP is the general partner of Genesys Ventures III LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 8 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Genesys General Partner (Fund III) Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 422,727(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 422,727(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 422,727(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.15%(2)
12.	TYPE OF REPORTING PERSON (see instructions) CO

 (1) Includes 422,727 Common Shares held directly by Genesys Ventures III LP. Genesys General Partner (Fund III) Inc. is the general partner of Genesys General Partner (Fund III) LP. Genesys General Partner (Fund III) LP is in turn the general partner of Genesys Ventures III LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 9 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Genesys Capital Management (Fund III) Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 422,727(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 422,727(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 422,727(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.15%(2)
12.	TYPE OF REPORTING PERSON (see instructions) CO

 (1) Includes 422,727 Common Shares held directly by Genesys Ventures III LP. Genesys Capital Management (Fund III) Inc. is the sole shareholder of Genesys General Partner (Fund III) Inc. Genesys General Partner (Fund III) Inc. is in turn the general partner of Genesys General Partner (Fund III) LP. Genesys General Partner (Fund III) LP is in turn the general partner of Genesys Ventures III LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 10 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 2004597 Ontario Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 422,727(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 422,727(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 422,727(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.15%(2)
12.	TYPE OF REPORTING PERSON (see instructions) CO

 (1) Includes 422,727 Common Shares held directly by Genesys Ventures III LP. 2004597 Ontario Inc. is a shareholder of Genesys Capital Management (Fund III) Inc. Genesys Capital Management (Fund III) Inc. is in turn the sole shareholder of Genesys General Partner (Fund III) Inc. Genesys General Partner (Fund III) Inc. is in turn the general partner of Genesys General Partner (Fund III) LP. Genesys General Partner (Fund III) LP is in turn the general partner of Genesys Ventures III LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 11 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 2004598 Ontario Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 422,727(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 422,727(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 422,727(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.15%(2)
12.	TYPE OF REPORTING PERSON (see instructions) CO

 (1) Includes 422,727 Common Shares held directly by Genesys Ventures III LP. 2004598 Ontario Inc. is a shareholder of Genesys Capital Management (Fund III) Inc. Genesys Capital Management (Fund III) Inc. is in turn the sole shareholder of Genesys General Partner (Fund III) Inc. Genesys General Partner (Fund III) Inc. is in turn the general partner of Genesys General Partner (Fund III) LP. Genesys General Partner (Fund III) LP is in turn the general partner of Genesys Ventures III LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 12 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 2526386 Ontario Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 422,727(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 422,727(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 422,727(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.15%(2)
12.	TYPE OF REPORTING PERSON (see instructions) CO

 (1) Includes 422,727 Common Shares held directly by Genesys Ventures III LP. 2526386 Ontario Inc. is a shareholder of Genesys Capital Management (Fund III) Inc. Genesys Capital Management (Fund III) Inc. is in turn the sole shareholder of Genesys General Partner (Fund III) Inc. Genesys General Partner (Fund III) Inc. is in turn the general partner of Genesys General Partner (Fund III) LP. Genesys General Partner (Fund III) LP is in turn the general partner of Genesys Ventures III LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 13 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Kelly Holman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 422,727(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 422,727(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 422,727(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.15%(2)
12.	TYPE OF REPORTING PERSON (see instructions) IN

 (1) Includes 422,727 Common Shares held directly by Genesys Ventures III LP. Kelly Holman is the sole shareholder of 2004597 Ontario Inc. 2004597 Ontario Inc. is in turn a shareholder of Genesys Capital Management (Fund III) Inc. Genesys Capital Management (Fund III) Inc. is in turn the sole shareholder of Genesys General Partner (Fund III) Inc. Genesys General Partner (Fund III) Inc. is in turn the general partner of Genesys General Partner (Fund III) LP. Genesys General Partner (Fund III) LP in turn is the general partner of Genesys Ventures III LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 14 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Damian Lamb
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 422,727(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 422,727(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 422,727(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.15%(2)
12.	TYPE OF REPORTING PERSON (see instructions) IN

 (1) Includes 422,727 Common Shares held directly by Genesys Ventures III LP. Damian Lamb is the sole shareholder of 2004598 Ontario Inc. 2004598 Ontario Inc. is in turn a shareholder of Genesys Capital Management (Fund III) Inc. Genesys Capital Management (Fund III) Inc. is in turn the sole shareholder of Genesys General Partner (Fund III) Inc. Genesys General Partner (Fund III) Inc. is in turn the general partner of Genesys General Partner (Fund III) LP. Genesys General Partner (Fund III) LP is in turn the general partner of Genesys Ventures III LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 15 of 20 pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jamie Stiff
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER Not applicable.
	6.	SHARED VOTING POWER 422,727(1)
	7.	SOLE DISPOSITIVE POWER Not applicable.
	8.	SHARED DISPOSITIVE POWER 422,727(1)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 422,727(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.15%(2)
12.	TYPE OF REPORTING PERSON (see instructions) IN

 (1) Includes 422,727 Common Shares held directly by Genesys Ventures III LP. Jamie Stiff is the sole shareholder of 2526386 Ontario Inc. 2526386 Ontario Inc. is in turn a shareholder of Genesys Capital Management (Fund III) Inc. Genesys Capital Management (Fund III) Inc. is in turn the sole shareholder of Genesys General Partner (Fund III) Inc. Genesys General Partner (Fund III) Inc. is in turn the general partner of Genesys General Partner (Fund III) LP. Genesys General Partner (Fund III) LP in turn is the general partner of Genesys Ventures III LP.

(2) Calculation of percentage of beneficial ownership as of December 31, 2020 is based on 19,625,954 Common Shares outstanding as of November 5, 2020, as reported by Profound Medical Corp. in its Form 6-K furnished with the Commission on November 5, 2020.

CUSIP No. 74319B502	13G	Page 16 of 20 pages

Item 1.

(a)	Name of Issuer Profound Medical Corp.

(b)	Address of Issuer’s Principal Executive Offices 2400 Skymark Avenue, Unit 6 Mississauga, Ontario L4W 5K5

Item 2.

(a)	Name of Person Filing
(i) Genesys Ventures II LP

(ii) Genesys General Partner LP

(iii) Genesys General Partner Inc.

(iv) Genesys Capital Management Inc.

(v) Genesys Ventures III LP

(vi) Genesys General Partner (Fund III) LP

(vii) Genesys General Partner (Fund III) Inc.

(viii) Genesys Capital Management (Fund III) Inc.

(ix) 2004597 Ontario Inc.

(x) 2004598 Ontario Inc.

(xi) 2526386 Ontario Inc.

(xii) Kelly Holman

(xiii) Damian Lamb

(xiv) Jamie Stiff

(b)	Address of the Principal Office or, if none, residence
(i) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(ii) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(iii) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(iv) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(v) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(vi) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(vii) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(viii) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(ix) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

CUSIP No. 74319B502	13G	Page 17 of 20 pages

(x) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(xi) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(xii) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(xiii) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(xiv) 123 Front Street West, Suite 1503, P.O. Box 34, Toronto, ON M5J 2M2

(c)	Citizenship
(i) Ontario, Canada

(ii) Ontario, Canada

(ii) Ontario, Canada

(iii) Ontario, Canada

(iv) Ontario, Canada

(v) Ontario, Canada

(vi) Ontario, Canada

(vii) Ontario, Canada

(viii) Ontario, Canada

(ix) Ontario, Canada

(x) Ontario, Canada

(xi) Ontario, Canada

(xii) Canada

(xiii) Canada

(xiv) Canada

(d)	Title of Class of Securities
Common Shares

(e)	CUSIP Number
74319B502

Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

CUSIP No. 74319B502	13G	Page 18 of 20 pages

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

(a)	Amount Beneficially Owned: The responses of the Reporting Persons to Rows (5) through (11) of the cover pages of this Statement are incorporated herein by reference.

(b)	Percent of Class: The responses of the Reporting Persons to Row (11) of the cover pages of this Statement are incorporated herein by reference.

(c)	Number of shares as to which the person has: The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this Statement are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

Not applicable.

EXHIBITS

1	Joint Filing Agreement, dated the date hereof, among the Reporting Persons.

CUSIP No. 74319B502	13G	Page 19 of 20 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021

Genesys Ventures II LP

By:	/s/ Damian Lamb
Name: Damian Lamb
Title: Authorized Signatory

Genesys General Partner LP

By:	/s/ Damian Lamb
Name: Damian Lamb
Title: Authorized Signatory

Genesys General Partner Inc.

By:	/s/ Damian Lamb
Name: Damian Lamb
Title: Authorized Signatory

Genesys Capital Management Inc.

By:	/s/ Damian Lamb
Name: Damian Lamb
Title: Authorized Signatory

Genesys Ventures III LP

By:	/s/ Damian Lamb
Name: Damian Lamb
Title: Authorized Signatory

Genesys General Partner (Fund III) LP

By:	/s/ Damian Lamb
Name: Damian Lamb
Title: Authorized Signatory

CUSIP No. 74319B502	13G	Page 20 of 20 pages

Genesys General Partner (Fund III) Inc.

By:	/s/ Damian Lamb
Name: Damian Lamb
Title: Authorized Signatory

Genesys Capital Management (Fund III) Inc.

By:	/s/ Damian Lamb
Name: Damian Lamb
Title: Authorized Signatory

2004597 Ontario Inc.

By:	/s/ Kelly Holman
Name: Kelly Holman
Title: Authorized Signatory

2004598 Ontario Inc.

By:	/s/ Damian Lamb
Name: Damian Lamb
Title: Authorized Signatory

2526386 Ontario Inc.

By:	/s/ Jamie Stiff
Name: Jamie Stiff
Title: Authorized Signatory

Kelly Holman

By:	/s/ Kelly Holman
Name: Kelly Holman

Damian Lamb

By:	/s/ Damian Lamb
Name: Damian Lamb

Jamie Stiff

By:	/s/ Jamie Stiff
Name: Jamie Stiff